Exhibit 10.1
Actuant Corporation
Senior Officer Severance Plan

(Effective July 30, 2019)

Purpose

It is the Company’s policy to provide competitive severance benefits to its Senior Officers if the Company terminates their employment without Cause.

ARTICLE I
Definitions

Capitalized terms and phrases used in this Plan shall have the meanings set forth in this Article I:

“Administrator” means the Compensation Committee of the Board, unless the Company or the Compensation Committee designates another committee or an individual to serve as Administrator.

“Adverse Benefit Determination” means any of the following: a denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit under this Plan.

“Annual Incentive Amount” means the amount that would have been payable to the Senior Officer under any annual bonus plan of the Company at the conclusion of the fiscal year in which the Qualifying Termination occurs had the Senior Officer remained employed through the end of such fiscal year and based upon Target Performance Levels for such year (without regard to the Company’s actual performance).

“Base Salary” means the regular salary paid to the Senior Officer immediately prior to the Senior Officer’s date of termination, as reflected in the Company’s payroll records. Base Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified or nonqualified plan, any group medical, dental or other welfare benefit plan, noncash compensation or any other additional compensation or benefits.

“Benefit Continuation” means the continuation of benefits set forth in Article III.C of this Plan during the Senior Officer’s Benefit Continuation Period.

“Benefit Continuation Period” means the twelve (12) month period following the Qualifying Termination.

“Board” means the board of directors of the Company from time to time.

“Cause” means any of the occurrence of any of the following: (i) the Senior Officer’s conviction, or a plea of guilty or no contest, of a felony; (ii) the Senior Officer’s conviction, or a plea of guilty or no contest, of a crime involving dishonesty, disloyalty or fraud; (iii) the Senior Officer reporting to work under the influence of alcohol; (iv) the Senior Officer’s use of illegal drugs (whether or not at the workplace); (v) the Senior Officer’s conviction, or a plea of guilty or no contest, of conduct in conjunction with the Senior Officer’s duties which could reasonably be expected to, or which does, cause the Company or any of its affiliates public disgrace or disrepute or economic harm; (vi) the Senior Officer’s repeated failure to perform duties as reasonably directed by the Board (or the person to whom the Senior Officer directly reports); (vii) the Senior Officer’s gross negligence or willful misconduct with respect to the Company; (viii) the Senior Officer obtaining any personal profit not thoroughly disclosed to and approved in writing by the Board (or the person to whom the Senior Officer directly reports) in connection with any transaction entered into by, or on behalf of, the Company or its affiliates; (ix) the Senior Officer’s violation of any of the terms of the Company’s established policies which is not cured to the Board’s reasonable satisfaction within twenty (20) working days after the Senior Officer receives written notice thereof; (x) a Senior Officer’s unauthorized use or disclosure of any confidential or proprietary information of the Company; or (xi) the willful failure of a Senior Officer to cooperate in a Company investigation.

“Change in Control” means “Change in Control” as defined in the Senior Executive’s Actuant Corporation Change in Control Agreement. In the event the Senior Executive has not previously executed an Actuant Corporation Change in Control Agreement, “Change in Control” means “Change in Control” as defined in the Equity Plan.

“Claimant” means a Senior Officer who claims a benefit under this Plan.

“COBRA” means the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder.

“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.

“Company” means Actuant Corporation and its subsidiaries and affiliates (and any successors thereto as described in Article VI.G.).

“Disability” means that the Senior Officer is determined to be totally disabled under the Company’s long-term disability plan.

“Equity Plan” means the Actuant Corporation 2017 Omnibus Incentive Plan and, upon the expiration of such plan, any similar plan adopted by the Company for the purpose of awarding stock options, restricted stock, restricted stock units, or performance stock units, or similar equity-based compensation to the employees of the Company.

“ERISA” the Employee Retirement Income Security Act of 1974, as amended.

“Good Reason” means the occurrence of any of the following without the Senior Officer’s consent: (i) a material reduction in the base salary paid to the Senior Officer; or (ii) a material reduction in Senior Officer’s bonus opportunity; or (iii) a material diminution in the Senior Officer’s authority, responsibilities or duties or a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Senior Officer is required to report (including a requirement that a Senior Officer report to an officer or employee of the Company instead of reporting directly to the CEO); or (iv) a change in the location or headquarters where the Senior Officer is normally expected to provide services to a location of 40 or more miles from the previous location. Notwithstanding the foregoing, “Good Reason” will not be deemed to have occurred unless the Senior Officer has provided notice to the Company of the existence of “Good Reason” within forty-five (45) days of the initial existence of the “Good Reason” condition, upon the notice of which the Company must be provided a period of at least one hundred eighty (180) days during which it may remedy the Good Reason condition and not be required to provide the benefits described in this Plan. If the Company does not remedy the Good Reason condition, the Senior Officer’s termination will not be considered to be for Good Reason, unless the termination occurs forty-five (45) days after the earlier of (i) the Company’s written notice that it will not remedy the Good Reason condition, or (ii) the end of the one hundred eighty (180) day period described in the previous sentence.

“Offer of Comparable Employment” means an offer of employment that has each of the following features:

1.	Salary. The base salary for the position is not less than the Base Salary in effect for the Senior Officer on the day before the Senior Officer’s employment with the Company was terminated;

2.
Annual Performance Award. The Senior Officer has the opportunity to earn an annual performance award that is comparable to the opportunity afforded the Senior Officer under the Company’s annual bonus plan in effect on the day before the Senior Officer’s employment with the Company was terminated; and

3.
Employment Location. The position does not require the Senior Officer to transfer to another employment location that is more than 40 miles farther from the Senior Officer’s residence than the Senior Officer’s previous employment location (except for travel reasonably required in performance of the Senior Officer’s responsibilities).

“Plan” means this Actuant Corporation Senior Officer Severance Plan.

“Qualifying Termination” means the involuntary termination of a Senior Officer’s employment by the Company without Cause or termination of a Senior Officer’s employment by the Senior Officer for Good Reason. A “Qualifying Termination” does not include (i) a termination of employment by the Senior Officer (including retirement by the Senior Officer), unless the termination is for Good Reason (where the Good Reason condition occurred prior to any other termination of employment described in this sentence); (ii) a termination of the Senior Officer’s employment by the Company with Cause; (iii) a termination of a Senior Officer’s employment on account of the Senior Officer’s death or Disability; (iv) the termination by the Company of a Senior Officer’s employment with the Company, an affiliate or subsidiary of the Company, if the Senior Officer continues employment with the Company or another affiliate or subsidiary of the Company; or (v) a termination of employment by the Company following or in connection with the Sale of a Business Unit in which the Senior Officer receives an Offer of Comparable Employment.

“Sale of a Business Unit” means the sale of one of the Company’s business units (whether a subsidiary or unincorporated division) accomplished through a stock sale, asset sale, outsourcing transaction, joint venture transaction or other business transaction or combination.

“Senior Officer” means the Chief Executive Officer of the Company and any Executive Vice President of the Company. Notwithstanding the foregoing, the term “Senior Officer” does not include any of the following: (i) contract employees, (ii) consultants, and (iii) employees of Engineered Components and Systems, LLC or Engineered Components and Systems II, LLC or their respective subsidiaries (references to Engineered Components and Systems, LLC or Engineered Components and Systems II, LLC or their subsidiaries shall also mean any successor entities thereto).

“Target Performance Levels” means, for a Senior Officer, the financial or other goals established as the “target” performance goals for a given performance period under the annual bonus plan of the Company.

“409A Limitations” means the rules and limitations set forth in Article III.J.

ARTICLE II
Eligibility

A Senior Officer is eligible to receive severance benefits under this Plan if the Senior Officer meets both of the following requirements: (i) the Senior Officer experiences a Qualifying Termination, and (ii) the Senior Officer signs a release and waiver of all claims and an Agreement Barring Certain Unfair Activities in the form attached hereto as Exhibits A and B, and the release and waiver of all claims becomes irrevocable (the

“Release Requirement”). The Company may revise Exhibits A and B, in the Company’s discretion, to address changes or variances in the law applicable to releases, waivers, non-competition, non-solicitation, and confidentiality agreements. As part of the Release Requirement, the Senior Officer must also waive any and all rights to any payments or benefits under any Actuant Corporation Change In Control Agreement and any agreement that provides for severance benefits related to a termination of employment in connection with (including before or after) a Change in Control or the Sale of a Business Unit. If the Senior Officer is covered by any Actuant Corporation Change In Control Agreement or any agreement that provides for severance benefits related to a termination of employment in connection with (including before or after) a Change in Control or the Sale of a Business Unit and such Senior Officer becomes entitled to payments or benefits thereunder (as a result of a Change in Control or the Sale of a Business Unit) prior to meeting the Release Requirement, no benefits shall be payable under this Plan. The Senior Officer has been informed that the Senior Officer’s employment or continued employment with the Company is not contingent on participation in this Plan. The Senior Officer’s participation in this Plan is purely voluntary.

ARTICLE III
Severance Benefits Provided By The Plan

An eligible Senior Officer shall be afforded the severance benefits set forth below.

A.    Base Salary.

An eligible Senior Officer who experiences a Qualifying Termination shall be entitled to receive an amount equal to his or her annual Base Salary in a single lump sum payment. Subject to the 409A Limitations, such amount shall be paid within sixty (60) days after the Qualifying Termination. In the event that the sixty (60) day period described in the previous sentence begins in one calendar year and ends in the next calendar year, then, subject to the 409A Limitations, such amount shall be paid in the calendar year in which such sixty (60) day period ends. Notwithstanding anything herein to the contrary, no payments shall be due hereunder unless the Senior Officer has also met the Release Requirement within sixty (60) days after the Qualifying Termination (meaning, for the avoidance of doubt, that the waiver and release of all claims must have been executed and must have become irrevocable prior to the end of the sixty (60) day period described above).

B.    Bonus.

An eligible Senior Officer who experiences a Qualifying Termination shall be entitled to receive the Senior Officer’s Annual Incentive Amount in a single lump sum payment. Subject to the 409A Limitations, such amount shall be paid within sixty (60) days after the Qualifying Termination. In the event that the sixty (60) day period described in the previous sentence begins in one calendar year and ends in the next calendar year, then, subject to the 409A Limitations, such amount shall be paid in the calendar year in which such sixty (60) day period ends. Notwithstanding anything herein to the contrary, no payments shall be due hereunder unless the Senior Officer has also met the Release Requirement within sixty (60) days after the Qualifying Termination (meaning, for the avoidance of doubt, that the waiver and release of all claims must have been executed and must have become irrevocable prior to the end of the sixty (60) day period described above).

C.    Medical, Dental and Vision.

An eligible Senior Officer who experiences a Qualifying Termination shall be entitled to receive a single lump sum payment equivalent to the portion of the monthly premium that the Company would normally pay for twelve (12) months of medical, dental and vision coverage at the Senior Officer’s same level for such benefits immediately prior to the Senior Officer’s Qualifying Termination (including, as applicable, dependent coverage). Subject to the 409A Limitations, such amount shall be paid within sixty (60) days after the Qualifying Termination. In the event that the sixty (60) day period described in the previous sentence begins in one calendar year and ends in the next calendar year, then, subject to the 409A Limitations, such amount shall be paid in the calendar year in which such sixty (60) day period ends. Notwithstanding anything herein to the contrary, no payments shall be due hereunder unless the Senior Officer has also met the Release Requirement within sixty (60) days after the Qualifying Termination (meaning, for the avoidance of doubt, that the waiver and release of all claims must have been executed and must have become irrevocable prior to the end of the sixty (60) day period described above). To the extent that the Senior Officer wishes to elect COBRA continuation coverage, the Senior Officer is responsible for the timely election of such continuation coverage under COBRA.

D.    Stock Options.

To the extent that a Senior Officer has been granted options under an Equity Plan, all of the eligible Senior Officer’s unvested options shall become vested as of the Qualifying Termination. In addition, any of the Senior Officer’s options that were previously vested or that become vested as a result of this Article III.D., and that have not expired as of the date of the Qualifying Termination, shall be exercisable until the earlier of: (i) the latest date upon which the stock option would have expired by its original terms (disregarding any early termination of the option due to termination of employment), or (ii) the tenth (10th) anniversary of the original date of grant of the stock option.

E.    Restricted Stock Units (RSUs).

To the extent that a Senior Officer has been granted restricted stock units (“RSUs”) under an Equity Plan, all of the eligible Senior Officer’s unvested RSUs shall become vested as of the Qualifying Termination. Payment with respect to such RSUs shall occur no later than two and one-half months after the end of the calendar year in which the Qualifying Termination occurs.

F.    Performance Shares.

To the extent that an eligible Senior Officer has been granted the opportunity to earn performance shares (“Performance Shares”) under an Equity Plan, the requirement to remain employed with the Company (generally referred to as the “vesting” requirement under the Performance Share award) shall be waived as of the Qualifying Termination for a prorated portion of the Performance Share award. The prorated portion described in the previous sentence shall be determined for each Performance Share award by multiplying the number of Performance Shares that would have become vested under the original award (had the Senior Officer remained employed for the entire performance period) by a fraction, the numerator of which is the number of days in the applicable performance period during which the Senior Officer was employed with the Company and the denominator of which is the total number of days in the applicable performance period. Notwithstanding the waiver of the continued employment requirement, the prorated portion of the Performance Share award shall still be subject to forfeiture (full or partial) if the Performance Shares are not earned (which would occur if the performance requirements set forth in the original Performance Share award are not met). Accordingly, the payment (full or partial) of any vested Performance Shares shall only be made to the extent the Performance Shares are also earned (because the performance requirements set forth in the original Performance Share award are met). If the vested Performance Shares are earned (because the performance requirements under the Performance Share award are met), payment with respect to such earned and vested Performance Shares shall occur no later than two and one-half months after the end of the calendar year in which such performance requirements are met.

G.    Retirement Plan, 401(k) Plan, Deferred Compensation Plan, and SERP.

The contributions to, vesting status of, and payments from the Actuant Corporation Supplemental Executive Retirement Plan (the “SERP”), the Actuant Corporation Deferred Compensation Plan, the Actuant Corporation 401(k) Plan, the Actuant Corporation Retirement Plan, and any other tax-qualified retirement plan in effect at the Senior Officer’s termination date shall be determined solely in accordance with the terms of the plan documents applicable to such arrangements. In no event shall payments under this Plan be considered compensation subject to deferral under any of the arrangements listed in this Article III.G.

H.     Outplacement Services.

The Company shall provide an eligble Senior Officer with outplacement services during the Benefit Continuation Period in a form, manner and with a scope and level of benefits determined in the Administrator’s discretion.

I.    Conditions.

1.
Releases and Waivers of Claims. Any amounts payable under, or benefits provided pursuant to, this Plan shall be payable or provided only if the Senior Officer delivers to the Company and does not revoke an executed general release of all claims of any kind whatsoever that the Senior Officer has or may have against the Company and its officers, directors and employees, whether known or unknown, as of the date of the Senior Officer’s termination of employment, in the form set forth in Exhibit B (which may be revised, in the Company’s discretion, to address changes or variances in the law applicable to releases and waivers). If the Senior Officer has received benefits described in Article III.D., III.E., III.F., or III.H. of this Plan prior to meeting the Release Requirement and subsequently fails to meet the Release Requirement, the Senior Officer shall, at the Administrator’s discretion, be required to repay all such benefits to the Company.

2.
Cooperation. As a condition to the receipt of any severance benefits hereunder, the Senior Officer shall be deemed to have agreed to the provisions of this Article III.I.2. Upon the receipt of reasonable notice from the Company (including its outside counsel), the Senior Officer agrees that during the Benefit Continuation Period, the Senior Officer will respond and provide information with regard to matters concerning which the Senior Officer has knowledge as a result of the Senior Officer’s employment with the Company, and will provide reasonable assistance to the Company and its respective representatives in defense of any claims that may be made against the Company to the extent that such claims may relate to the period of the Senior Officer’s employment. The Senior Officer also agrees to inform the Company promptly (to the extent the Senior Officer is legally permitted to do so) if the Senior Officer is asked to assist in any investigation of or claim asserted against the Company. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Senior Officer for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Senior Officer in complying with this Article III.I.2.

3.
Re-employment. If during the Senior Officer’s Benefit Continuation Period, the Senior Officer becomes re-employed with the Company, all benefits provided to the Senior Officer hereunder shall terminate. Upon such termination, the Senior Officer shall be permitted to retain any lump sum amounts paid to him or her hereunder before becoming reemployed.

4.
Agreement Barring Certain Unfair Activities. The Senior Officer signs the Agreement Barring Certain Unfair Activities in the form attached hereto as Exhibit A (which may be revised, in the Company’s discretion, to address changes in the law applicable to non-competition, non-solicitation, and confidentiality agreements). It is intended that the Senior Officer’s participation in the Plan and the severance paid to the Senior Officer shall each separately be deemed adequate consideration for the Agreement Barring Certain Unfair Activities. If the Administrator determines that the Senior Officer has breached any duty the Senior Officer owes to the Company under the Agreement Barring Certain Unfair Activities (or any other post-employment obligation of the Senior Officer), the Senior Officer shall forfeit all further benefits payable to the Senior Officer under this Plan and shall, at the Administrator’s direction, be required to repay to the Company any benefits the Senior Officer received from the Company under this Plan. In such case, the Administrator may offset any such repayment against any other amounts that the Company owes to the Senior Officer (to the extent such amounts are not deferred compensation subject to the requirements of Code Section 409A).

J.    409A Limitations.

Notwithstanding anything herein to the contrary, any payments made:

(i) within 2-½ months of the end of the Company’s taxable year containing the Senior Officer’s severance from employment, or
(ii) within 2-½ months of the Senior Officer’s taxable year containing the severance from employment,

shall be exempt from Code Section 409A.

Payments subject to subparagraphs (i) or (ii) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Code Section 409A and the regulations thereunder.

To the extent payments under this Plan are not exempt from Code Section 409A under subparagraphs (i) or (ii) above:

(iii)    any payments made in the first 6 months following the Senior Officer’s termination from employment that are equal to or less than the lesser of the amounts described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and (2) shall be exempt from Code Section 409A.

Payments subject to this subparagraph (iii) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Code Section 409A and the regulations thereunder.

To the extent payments under this Plan are not exempt from Code Section 409A under subparagraphs (i), (ii) or (iii) above:

(iv)    any payments made equal to or less than the applicable dollar amount under Code Section 402(g)(1)(B) for the year of severance from employment shall be exempt from Code Section 409A in accordance with Treasury Regulation Section 1.409A-1(b)(9)(v)(D).

Payments subject to this subparagraph (iv) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Code Section 409A and the regulations thereunder.

To the extent payments under this Plan are not exempt from Code Section 409A under subparagraphs (i), (ii), (iii) or (iv) above, and to the extent the Senior Officer is a “specified employee” (as defined below):

(v)    payments due to the Senior Officer under this Plan shall begin no sooner than six months after the Senior Officer’s severance from employment (other than for death); provided, however, that any payments not made during the six (6) month period described in this subparagraph due to the 6-month delay period required under Treasury Regulation Section 1.409A-3(i)(2) shall be made in a single lump sum as soon as administratively practicable after the expiration of such six (6) month period, and the balance of all other payments required under the Plan shall be made as otherwise scheduled in this Plan.

For purposes of this Article III.J., any reference to severance from employment or termination of employment shall mean a “separation from service” as defined in Treasury Reg. Section 1.409A-1(h). For purposes of this Plan, the term “specified employee” shall have the meaning set forth in Treasury Reg. Section 1.409A-1(i).

K.    Excise Tax Adjustment.

Subject to the provisions of this Article III.K., in the event it is determined that all or any part of the severance benefits payable to Senior Officer under this Plan or any other payments or benefits payable to Senior Officer under any other agreement with, or plan or policy of, the Company (the “Total Payments”) will, as determined by Company, be subject to the tax imposed by Code Section 4999 (or any similar tax that may hereafter be imposed) (the “Excise Tax”), then such payment shall be either: (i) provided to Senior Officer in full, or (ii) provided to Senior Officer to such lesser extent as would result in no portion of such payment being subject to such Excise Tax, whichever of the foregoing amounts, when taking into account such Excise Tax, results in the receipt by Senior Officer of the greatest amount of the payment, notwithstanding that all or some portion of such payment may be taxable under such Excise Tax. To the extent such payment needs to be reduced pursuant to the preceding sentence, reductions shall come from taxable amounts before non-taxable amounts and beginning with the payments otherwise scheduled to occur soonest. Senior Officer agrees to cooperate fully with Company to determine the benefits applicable under this Article III.K. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax, and the amounts of such Excise Tax, the following shall apply:

(i)    Any payments or benefits received or to be received by Senior Officer in connection with a Change in Control or Senior Officer’s termination of employment (whether pursuant to the terms of this Plan or any other plan, policy, arrangement or agreement with Company, or with any person whose actions result in a Change in Control or any person affiliated with Company or such persons) shall be treated as “parachute payments” within the meaning of Code Section 280G(b)(2), and all “excess parachute payments” within the meaning of Code Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of Company such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Code Section 280G(b)(4) in excess of the base amount within the meaning of Code Section 280G(b)(3), or are otherwise not subject to the Excise Tax.

(ii)    The value of any noncash benefits or any deferred payment or benefit shall be determined in accordance with the principles of Code Sections 280G(d)(3) and (4).

ARTICLE IV
Plan Administration

This Plan shall be administered by the Administrator on behalf of the Company (as plan administrator under Section 3(16)(A) of ERISA). In that regard, the Administrator shall be empowered and shall have full discretion to interpret all provisions of this Plan, make all eligibility decisions and to perform all of the duties and powers granted to it under the terms of this Plan. The Administrator may adopt such rules and regulations for the administration of this Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. All interpretations and decisions made (both as to law and fact) and other action taken by the Administrator with respect to this Plan shall be conclusive and binding upon all parties having or claiming to have an interest under this Plan. Not in limitation of the foregoing, the Administrator shall have full discretionary authority to decide any factual or interpretative issues that may arise in connection with its administration of this Plan (including without limitation any determination as to eligibility and the amount of benefits payable under this Plan), and the Administrator’s exercise of such discretionary authority shall be conclusive and binding on all affected parties as long as it is not determined by a court of law to be arbitrary and capricious. The Administrator may delegate any of the Administrator’s duties and powers hereunder to the extent permitted by applicable law.

ARTICLE V
Claims And Appeals Procedure

A.    A Claimant shall have the right to submit a claim for benefits under the Plan and to appeal any denial of a claim for benefits. Any request for a Plan benefit or to clarify the Claimant’s rights to future benefits under the terms of the Plan shall be considered to be a claim. (However, this claims procedure does not govern casual inquiries about benefits or the circumstances under which benefits might be paid under the terms of the Plan, nor does it govern a request for a determination regarding eligibility for coverage except such a determination as is requested or necessary in connection with a claim for benefits.) An authorized representative of the Claimant may act on behalf of the Claimant in pursuing a benefit claim or appeal of an Adverse Benefit Determination. The individual or individuals responsible for deciding the benefit claim or appeal, as applicable, may require the representative to provide reasonable written proof that the representative has in fact been authorized to act on behalf of the Claimant. The Plan requires no fee or other cost for the making of a claim or appealing an Adverse Benefit Determination.

B.    A claim for benefits will be considered as having been made when submitted in writing by the Claimant to the Administrator, in care of:

Actuant Corporation
Attn: Vice President - Human Resources
N86 W12500 Westbrook Crossing
Menomonee Falls, WI 53051

Any claim should include the following:

Claimant’s name, address, and telephone number.

Claimant’s dates of employment with the Company.

Claimant’s job title and position with Company.

The reasons for Claimant’s termination of employment; and

A statement of the reasons why Claimant is entitled to severance benefits under the Plan.

C.    The Administrator will determine whether, or to what extent, the claim may be allowed or denied under the terms of the Plan. If the claim is wholly or partially denied, the Administrator shall notify the

Claimant of the Plan’s Adverse Benefit Determination within a reasonable period of time, but not later than 90 days after the Administrator receives the claim, unless the Administrator determines that special circumstances require an extension of time for processing the claim.

If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. Such extension may not exceed an additional 90 days from the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the final decision.

For the purposes of this Article V.C, the period of time within which a benefit determination is required to be made shall begin at the time a claim is filed in accordance with the Plan’s filing requirements, without regard to whether all the information necessary to make a benefit determination accompanies the filing.

D.    The Administrator shall provide the Claimant with written or electronic notification of any Adverse Benefit Determination. Any electronic notification shall comply with the standards imposed by 29 CFR § 2520.104b-1(c)(i), (iii) and (iv). The notification shall set forth, in a manner calculated to be understood by the Claimant:

1.	The specific reason(s) for the Adverse Benefit Determination;

2.	Reference to the specific Plan provisions on which the determination is based;

3.	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

4.
A description of the Plan’s appeal (review) procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA § 502(a) following an Adverse Benefit Determination on appeal.

E.    The Claimant may appeal an Adverse Benefit Determination to the Administrator. The Administrator shall conduct a full and fair review of each appealed claim and its denial. The Claimant shall have at least 60 days following receipt of a notification of an Adverse Benefit Determination within which to appeal the determination.

F.    The appeal of an Adverse Benefit Determination must be made in writing. In connection with making such request, the Claimant may submit written comments, documents, records, and other information relating to the claim for benefits. Upon written request, the Claimant shall be provided, free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in Article V.J below) to the Claimant’s claim for benefits. In considering the appeal the Administrator shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in connection with the initial benefit determination.

1.
General procedure. The Administrator shall notify a Claimant of the Administrator’s benefit determination upon appeal within a reasonable period of time, but not later than 60 days after receipt of the Claimant’s appeal. However, the Administrator may determine that special circumstances (such as the need to hold a hearing) require an extension of time for processing the claim. If the Administrator determines that an extension of time, not to exceed 60 days, for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the determination on appeal.

2.
Calculating time periods. For the purposes of this Article V.F, the period of time within which a benefit determination on appeal is required to be made shall begin at the time an appeal is filed in accordance with the Plan’s appeal filing requirements, without regard to whether all the information necessary to make a benefit determination on appeal accompanies the filing. In the event that a period of time is extended as provided above for the determination of a claim on appeal due to a Claimant’s failure to submit information necessary to decide an appeal of an Adverse Benefit Determination, the period for making the benefit determination on appeal shall be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

3.
Furnishing documents. In the case of an Adverse Benefit Determination on appeal, the Administrator shall provide such access to, and copies of, documents, records, and other information described in subparagraphs G(3) and (4) below as is appropriate.

G.    The Administrator shall provide a Claimant with written or electronic notification of the benefit determination on appeal. Any electronic notification shall comply with the standards imposed by 29 CFR § 2520.104b-1(c)(i), (iii) and (iv). In the case of an Adverse Benefit Determination on appeal, the notification shall set forth, in a manner calculated to be understood by the Claimant:

1.The specific reason(s) for the Adverse Benefit Determination;

2.	Reference to the specific Plan provisions on which the benefit determination is based;

3.
A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in Article V.J below) to the Claimant’s claim for benefits; and

4.	A statement of the Claimant’s right to bring a civil action under ERISA § 502(a).

H.    A Claimant must exhaust his or her rights to file a claim and to appeal an Adverse Benefit Determination before bringing any civil action to recover benefits due to him under the terms of the Plan, to enforce his or her rights under the terms of the Plan, or to clarify his or her rights to future benefits under the terms of the Plan.

I.    Benefit claim determinations and decisions on appeals shall be made in accordance with governing Plan documents. The Plan’s provisions shall be applied consistently with respect to similarly situated claimants. The Administrator shall maintain complete records of its proceedings in deciding claims and appeals. The Administrator shall maintain its records in a manner that permits it to refer, and it shall so refer, to prior decisions to ensure that the Plan’s provisions are applied consistently with respect to similarly situated claimants.

J.    For the purposes of this Claims and Appeal Procedure, a document, record, or other information shall be considered “relevant” to a Claimant’s claim if such document, record, or other information (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with the administrative processes and safeguards required pursuant to Article V.I above in making the benefit determination.

K.    If the Company breaches any payment obligation hereunder and the Claimant prevails in enforcing the Claimant’s claim, the Company will pay all reasonable attorney fees and costs incurred by the Claimant in enforcing the Claimant’s rights under the Plan.

ARTICLE VI
Miscellaneous

A.    Benefits Unfunded.

This Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets, accounts or funds of the Company for payment of any benefits under this Plan. No Senior Officer shall have any interest in any particular asset, account or fund of the Company by reason of the right to receive benefits under this Plan and any such Senior Officer shall have only the rights of a general unsecured creditor of the Company with respect to any rights under this Plan. This Plan constitutes an unfunded compensation arrangement for members of a select group of the Company’s management, and any exemptions under ERISA, as applicable to such arrangement, shall be applicable to the Plan.

B.    Exclusion of Payments from Plan Compensation.

No payments or benefits provided under this Plan shall be considered compensation or earnings under any pension, savings or retirement plan sponsored by the Company, and shall not be eligible for any matching contribution, deferral or the like provided by any benefit plan sponsored by the Company.

C.    Non-Exclusivity of Rights.

This Plan shall not prevent or limit the right of a Senior Officer to receive any base salary, pension or welfare benefit, bonus or other payment provided by the Company to the Senior Officer, except for such rights as the Senior Officer may have specifically waived in writing or as otherwise expressly set forth in this Plan. Amounts that are vested benefits or which the Senior Officer is otherwise entitled to receive under any other employee benefit plan or program provided by the Company shall be payable in accordance with the terms of such plan or program. Any award that becomes vested in connection with a Change in Control that occurs prior to a Qualifying Termination shall be payable in accordance with the written agreement pursuant to which such award was granted.

D.    Taxation.

All benefits provided under this Plan shall be subject to applicable federal, state and local payroll and withholding taxes. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Plan.

E.    Non-Alienation.

No interest of the Senior Officer, or right to receive any payment under this Plan, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, the Senior Officer or the Senior Officer’s spouse or beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

F.    No Employment Contract.

Nothing contained in this Plan shall confer upon any Senior Officer the right to be retained in the service of the Company nor limit the right of the Company to discharge or otherwise discipline any Senior Officer or modify the terms and conditions of his or her employment.

G.    Successors.

For purposes of this Plan, the “Company” shall include any and all successors and assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company and such successors and assignees shall perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

H.    Severability.

In the event any provision of this Plan is held illegal or invalid, the remaining provisions of this Plan shall not be affected thereby, unless such determination shall render impossible or impracticable the functioning of this Plan and in such case, an appropriate provision or provisions shall be adopted, in the discretion of the Administrator, so that this Plan may continue to function properly.

I.    Modification or Rescission of Plan.

The Company reserves the right to amend or terminate, in whole or in part, any or all of the provisions of the Plan at any time. Any such amendment shall be effective only if contained in a written instrument adopted by resolution of the Administrator or the Board. Notwithstanding anything in this Plan to the contrary, if the Company becomes obligated to make any payment to any Senior Officer hereunder, then this Plan shall remain in effect for such purposes until all of the Company’s obligations to such Senior Officer hereunder shall be fulfilled.

Notwithstanding anything in this Plan to the contrary, if there is a Change in Control, then for a period of two (2) years following the Change in Control, this Plan may not be modified or rescinded in any way that adversely affects the rights of persons who are eligible Senior Officers on the day before the Change in Control.

J.    Clawback Policy.

All benefits under this Plan are subject to the Actuant Corporation Executive Incentive Compensation Recoupment Policy, or such other clawback policy of the Company as may subsequently be in effect.

K.    Entire Agreement.

Except as specified herein, and in any management continuity agreement or change-in-control agreement, this Plan sets forth the entire obligations of the Company with respect to the subject matter hereof and supersedes all existing severance plans, agreements and understandings (whether oral or written) between the Company and Senior Officers with respect to the subject matter herein.

L.    Applicable Law.

This Plan shall be governed by, and construed and enforced in accordance with, ERISA or, if not preempted, the substantive laws of the State of Wisconsin (without giving effect to choice-of-law provisions). The forum for the resolution of any dispute involving the Plan shall be the Circuit Court of Waukesha County, Wisconsin, or the United States District Court for the Eastern District of Wisconsin.

Exhibit A

AGREEMENT BARRING CERTAIN UNFAIR ACTIVITIES

This Agreement Barring Certain Unfair Activities (“Agreement”) is entered into by and among Actuant Corporation (i.e. the “Company” as defined below) and the undersigned employee (“Senior Officer”) (together, the “Parties”).

RECITALS

Senior Officer has voluntarily elected to participate in the Actuant Corporation Senior Officer Severance Plan (the “Plan”) of which this Agreement is Exhibit A. Pursuant to Article II and Article III.I.4. of the Plan, Senior Officer must agree to the terms of this Agreement as a condition of participation in the Plan and as a condition of receiving the severance benefits provided by the Plan.

Senior Officer has been informed that Senior Officer is not required to participate in the Plan and enter into this Agreement as a condition of Senior Officer’s employment or continued with the Company. Senior Officer may continue his/her employment with the Company without participating in the Plan and executing this Agreement.

Through the course of employment or continued employment with the Company, Senior Officer will be provided, learn and/or develop confidential information regarding the Company’s customers, or will establish, maintain and improve knowledge of and/or relationships and/or goodwill with the Company’s customers, and/or will learn the Company’s Trade Secrets and/or Confidential Information (as such terms are defined below).

THE SENIOR OFFICER HAS REVIEWED THE MATTERS RECITED IN THE PARAGRAPHS ABOVE AND CONFIRMS THAT HE/SHE AGREES WITH THE ABOVE RECITALS.

TERMS AND CONDITIONS

In consideration of the foregoing recitals and of the promises and covenants set forth herein, and in exchange for Senior Officer’s participation in the Plan, Senior Officer’s receipt of any benefits, rights or payments pursuant to the Plan, Senior Officer’s access or continued access to the Company’s customer relationships, good will, Confidential Information or Trade Secrets; and for other good and valuable consideration, the sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions. Unless otherwise defined herein, capitalized terms have the definitions set forth in Paragraph 25 of this Agreement.

2.
Duty of Loyalty. During employment with the Company, Senior Officer shall owe the Company an undivided duty of loyalty and shall take no action adverse to that duty of loyalty. Senior Officer’s duty of loyalty to the Company includes a duty to promptly disclose to the Company any information that might cause the Company to take or refrain from taking any action or which otherwise might cause the Company to alter its behavior. Without limiting the generality of the foregoing, Senior Officer shall promptly notify the Company at any time that Senior Officer decides to (1) terminate employment with the Company or (2) enter into competition with the Company, as the Company may decide at such time to limit, suspend, or terminate Senior Officer’s employment or access to the Company’s Confidential Information, Trade Secrets or customer relationships.

3.
Nondisclosure of Third Party Confidential Information. During Senior Officer’s employment with the Company and after termination of employment with the Company, Senior Officer shall not use or disclose Third Party Confidential Information for as long as the relevant third party has required the Company to maintain its confidentiality, or for so long as required by applicable law, whichever period is longer. This prohibition does not prohibit Senior Officer’s use of general skills and know-how acquired during and prior to employment by the Company, as long as such use does not involve the use or disclosure of Third Party Confidential Information. This prohibition also does not prohibit the description by Senior Officer of Senior Officer’s employment history and duties, for work search or other purposes, as long as such use does not involve the use or disclosure of Third Party Confidential Information.

4.
Non-disclosure of Trade Secrets. During and after termination of employment with the Company, Senior Officer shall not use or disclose the Company’s Trade Secrets so long as they remain Trade Secrets. Nothing in this Agreement shall limit either (a) Senior Officer’s statutory and other duties not to use or disclose the Company’s Trade Secrets, or (b) Company’s remedies in the event Senior Officer uses or discloses the Company’s Trade Secrets.

5.
Obligations Not to Disclose or Use Confidential Information. Except as set forth herein or as expressly authorized in writing on behalf of the Company, Senior Officer agrees that while Senior Officer is employed by the Company and during the two-year period commencing on the Termination Date, Senior Officer will not use or disclose (except in discharging Senior Officer’s job duties at the Company) any Confidential Information, whether such Confidential Information is in Senior Officer’s memory or it is set forth electronically, in writing or other form. This prohibition does not prohibit Senior Officer’s disclosure of information after it ceases to meet the definition (Paragraph 25) of “Confidential Information,” or Senior Officer’s use of general skills and know-how acquired during and prior to employment by the Company, as long as such use does not involve the use or disclosure of Confidential Information; nor does this prohibition restrict Senior Officer from providing prospective employers with an employment history or description of Senior Officer’s duties with the Company, so long as Senior Officer does not use or disclose Confidential Information. Notwithstanding the foregoing, if Senior Officer learns information in the course of employment with the Company which is subject to a law governing confidentiality or non-disclosure, Senior Officer shall keep such information confidential for so long as required by law. This Paragraph shall not preclude employees within the meaning of the National Labor Relations Act from exercising Section 7 rights they may have to communicate about working conditions. This Paragraph shall not bar Senior Officer from making disclosures to government entities to the extent required by applicable law or disclosures made in good faith pursuant to applicable “whistleblower” laws or regulations.

6.
Proprietary Creations. All Proprietary Creations are the sole and exclusive property of the Company whether patentable or registrable or not, and Senior Officer assigns all rights, title and interest in same to the Company.

All Proprietary Creations which are copyrightable shall be considered “work(s) made for hire” as that term is defined by U.S. Copyright Law. If for any reason a U.S. court of competent jurisdiction determines such Proprietary Creations not to be works made for hire, Senior Officer will assign all rights, title and interest in such works to the Company and, to the extent permitted by law, Senior Officer hereby assigns such rights, title and interest in such Proprietary Creations to the Company. Senior Officer will promptly disclose all Proprietary Creations to the Company and, if requested to do so, provide the Company a written description or copy thereof.
No provision in this Agreement requires Senior Officer to assign any of his or her rights to an invention if that invention qualifies for exclusion under the applicable law of the state in which the Senior Officer is a resident, which may be amended from time to time. Senior Officer is not required to assign rights to any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Senior Officer’s own time, unless (a) the invention relates (i) to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Senior Officer for the Company.
In the event Proprietary Creations should be assigned or transferred to a parent, subsidiary or related entity of the Company, or an entity owned (in whole or in part) by the Company, the Company shall make this determination and shall make the appropriate assignment or transfer or shall direct Senior Officer to make such assignment of transfer, and Senior Officer shall cooperate with the Company in making such assignment or transfer.

7.
Return of Property; No Copying or Transfer of Documents. All equipment and all books, records, papers, notes, catalogs, compilations of information, data bases, correspondence, recordings, stored data (including data or files that exist on any personal computer or other electronic storage device), software, and any physical items, including copies and duplicates, that Senior Officer generates or develops or which come into Senior Officer’s possession or control, which relate directly or indirectly to, or are a part of the Company’s (or its customers’) business matters, whether of a public nature or not, shall be and remain the property of the Company (collectively “Company Information”). Senior Officer shall deliver all equipment and Company Information, and any and all copies thereof, to the Company upon termination of employment.

During employment or after termination of employment with the Company, Senior Officer will not copy, duplicate, or otherwise reproduce, or permit copying, duplicating, or reproduction of any Company Information owned or originated by the Company and relating to the Company’s business which may have come into Senior Officer’s possession, custody, or control during Senior Officer’s employment with Company without the express written consent of the Company, or, as a part of Senior Officer’s duties performed under this Agreement for the benefit of the Company.
Senior Officer expressly covenants and warrants, upon termination of employment for any reason (or no reason), that Senior Officer shall promptly deliver to the Company any and all originals and copies in Senior Officer’s possession, custody, or control of any and all Company Information, and Senior Officer shall not make, retain, or transfer to any third party any copies of Company Information. In the event any Company Information is stored or otherwise kept in or on a computer hard drive or other storage device owned by or otherwise in the possession or control of Senior Officer (collectively, “Senior Officer Storage Device”), upon termination of employment Senior Officer will present to the Company for inspection and removal of all Company Information (including Confidential Information or Trade Secrets) stored on any Senior Officer Storage Devices.

8.
Limited Restriction on Misuse of Goodwill. For twelve months following the Termination Date, Senior Officer shall not sell or solicit the sale of a Competing Product to a Restricted Customer. This Paragraph shall not bar Senior Officer from performing clerical, menial or manual labor.

9.
Limited Restriction on Assisting Misuse of Goodwill. For twelve months following the Termination Date, Senior Officer shall not manage, direct or assist another person or entity in selling or soliciting the sale of a Competing Product to a Restricted Customer. This Paragraph shall not bar Senior Officer from performing clerical, menial or manual labor.

10.
Limited Restriction on Misuse of Information. For twelve months following the Termination Date, Senior Officer shall not sell or solicit the sale of a Competing Product to a Strategic Customer. This Paragraph shall not bar Senior Officer from performing clerical, menial or manual labor.

11.
Limited Restriction on Assisting Misuse of Information. For twelve months following the Termination Date, Senior Officer shall not manage, direct or assist another person or entity in selling or soliciting the sale of a Competing Product to a Strategic Customer. This Paragraph shall not bar Senior Officer from performing clerical, menial or manual labor.

12.
Limited Territorial Restriction - Executive and Management Activities. For twelve months following the Termination Date, Senior Officer shall not perform services of the type Senior Officer performed for the Company during the twenty-four -month period immediately preceding the end of Senior Officer’s employment with the Company as part of the business of selling, soliciting the sale of or providing Competing Products in the Restricted Territory This Paragraph shall not bar Senior Officer from performing clerical, menial or manual labor.

13.
Limited Territorial Restriction - Marketing Activities. For twelve months following the Termination Date, Senior Officer shall not perform services of the type Senior Officer performed for the Company during the twenty-four -month period immediately preceding the end of Senior Officer’s employment with the Company as part of the business of marketing Competing Products for sale in the Restricted Territory. This Paragraph shall not bar Senior Officer from performing clerical, menial or manual labor.

14.
Limited Territorial Restriction - Design, Development, Production and Testing Activities. For twelve months following the Termination Date, Senior Officer shall not perform services of the type Senior Officer performed for the Company during the twenty-four -month period immediately preceding the end of Senior Officer’s employment with the Company as part of the business of designing, testing, developing or producing Competing Products for sale in the Restricted Territory. This Paragraph shall not bar Senior Officer from performing clerical, menial or manual labor.

15.	Non-solicitation of Employees.

a.
Non-solicitation of Company Management Employees. For twelve months following the Termination Date, Senior Officer shall not, without the prior written consent of the Company, encourage, cause, or solicit, or assist others in encouraging, causing, or soliciting, a Management Employee to terminate such Management Employee’s employment with the Company to provide Key Services in competition with the Company, unless such Management Employee has already ceased employment with the Company.

b.
Non-solicitation of Company Key Employees. For twelve months following the Termination Date, Senior Officer shall not, without the prior written consent of the Company, encourage, cause, or solicit, or assist others in encouraging, causing, or soliciting, a Key Employee to terminate such Key Employee’s employment with the Company to provide Key Services in competition with the Company, unless such Key Employee has already ceased employment with the Company.

c.
Non-solicitation of Company Supervised Employees. For twelve months following the Termination Date, Senior Officer shall not, without the prior written consent of the Company, encourage, cause, or solicit, or assist others in encouraging, causing, or soliciting, a Supervised Employee to terminate such Supervised Employee’s employment with the Company to provide Key Services in competition with the Company, unless such Supervised Employee has already ceased employment with the Company.

16.
Remedies. In addition to other remedies provided by law or equity, upon a breach by the Senior Officer of this Agreement, Senior Officer shall pay the Company’s reasonable attorney’s fees and costs arising out of such breach. The Parties agree that in the event of any breach or threatened breach of this Agreement, the Company may obtain interim or other injunctive relief, in addition to any other remedies available, without the need to post a bond.

17.
Assignment. The Company’s rights under this agreement will automatically be assigned to any parent, subsidiary or related entity of the Company if the Senior Officer commences employment with such parent, subsidiary or related entity of the Company. The Company may also assign its rights under the Agreement to any successor entity or purchaser of related assets. In the event of assignment of this Agreement, the entity to which this Agreement is assigned shall be included in the definition of the term “Company” as used in this Agreement. This Agreement and the respective rights, duties, and obligations of the Senior Officer hereunder may not be assigned or delegated by the Senior Officer.

18.
Coordination with Other Agreements. This Agreement is in addition to any employment, non-competition, non-solicitation or confidentiality agreements previously entered into by Senior Officer in connection with Senior Officer’s employment with the Company, or any stock, equity or other similar agreement with the Company. This Agreement may only be modified by a writing signed by the Parties.

19.	Waiver. The waiver by any Party of the breach of any covenant or provision in this Agreement shall not operate or be construed as a waiver of any subsequent breach by any Party.

20.
Invalidity of any Provision. The provisions of this Agreement are severable, it being the intention of the Parties that should any provision hereof be invalid or unenforceable, such invalidity or unenforceability of any provision shall not affect the remaining provisions hereof, but the same shall remain in full force and effect to the fullest extent permitted by law as if such invalid or unenforceable provision were omitted. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, Company and Senior Officer agree that such provision is to be reformed to the extent necessary for the provision to be valid and enforceable to the fullest and broadest extent permitted by applicable law, without invalidating the remainder of this Agreement.

21.
Applicable Law and Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Wisconsin. Any dispute between the Parties arising out of or related to this Agreement shall be heard only by the Circuit Court of -----Waukesha County, Wisconsin, or by the United States District Court for the Eastern District of Wisconsin; and the Parties hereby consent to these courts as the exclusive venues for resolving any such disputes.

22.	Immunity from Liability for Confidential Disclosure of a Trade Secret to the Government or in a Court Filing.

(a)
Immunity. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(b)
Use Of Trade Secret Information In Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

23.
Interpretation and Construction. As used in this Agreement, (a) the words “include,” “including” and variations thereof will not be deemed to be terms of limitation, (b) “or” is disjunctive but not necessarily exclusive, (c) paragraph headings are for convenience only and will have no interpretive value and (d) “$” means U.S. Dollars or their equivalent in the local currency at the exchange rate in effect at the time the currency amount is to be determined under the terms of this Agreement.

24.
Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

25.	Definitions. When used in this Agreement the following terms have the definition set forth below:

(a)	“Company” means Actuant Corporation and any parent, subsidiary or affiliated entity of Actuant Corporation.

(b)
“Competing Product” means any product or service which is sold or provided in competition with a product or service that is, as of the Termination Date, either (a) sold or provided by the Company or (b) is in the process of development for sale by the Company within twelve months after the end of Senior Officer’s employment with Company; provided, however, the term Competing Product is limited to products or services sold or provided in competition with products or services which:

(i) Senior Officer sold or provided on behalf of the Company;

(ii) one or more Company employees or business units managed or directed by Senior Officer sold or provided on behalf of the Company;

(iii) were designed, developed, tested, distributed, marketed, provided or produced by Senior Officer (individually or in collaboration with other Company employees) or one or more Company employees or business units managed or directed by Senior Officer; or

(iv) which were designed, tested, developed, distributed, marketed, produced, sold or provided by the Company with management or executive support from Senior Officer,

at any time during the twenty-four months immediately preceding the Termination Date.

(c)
“Confidential Information” means information (to the extent it is not a Trade Secret), whether oral, written, recorded, magnetically or electronically or otherwise stored, and whether originated by the Senior Officer or otherwise coming into the possession or knowledge of the Senior Officer, which is possessed by or developed for the Company and which relates to the Company’s existing or potential business, which information is not reasonably ascertainable by the Company’s competitors or by the general public through lawful means, and which information the Company treats as confidential, including information regarding the Company’s business affairs, plans, strategies, products, designs, finances, computer programs, research, customers, purchasing, marketing, and other information.

(d)
“Key Employee” means any person who at the Termination Date is employed or engaged by Company, and with whom Senior Officer has had material business-related contact in the course of employment during the twelve months immediately preceding the Termination Date, and such person is in possession of Confidential Information and/or Trade Secrets.

(e)
“Key Services” means services of the type performed by a Key Employee, Management Employee, or Supervised Employee for the Company during the final twelve months preceding the Termination Date, but shall not include clerical, menial, or manual labor.

(f)
“Management Employee” means any person who at the Termination Date is employed or engaged by Company, and with whom Senior Officer has had material business-related contact in the course of employment during the twelve months immediately preceding the Termination Date and such person is a manager, officer, director, or executive of Company.

(g)
“Proprietary Creations” means inventions, discoveries, designs, improvements, creations, and works conceived, authored, or developed by Senior Officer, either individually or with others, any time during Senior Officer’s employment with the Company that: (a) relate to the Company’s current or contemplated business or activities; (b) relate to the Company’s actual or demonstrably anticipated research or development; (c) result from any work performed by Senior Officer for the Company; (d) involve the use of the Company’s equipment, supplies, facilities, Confidential Information or Trade Secrets; (e) result from or are suggested by any work done by the Company or at the Company’s request, or any projects specifically assigned to Senior Officer; or (f) result from Senior Officer’s access to any of the Company’s memoranda, notes, records, drawings, sketches, models, maps, customer lists, research results, data, formulae, specifications, inventions, processes, equipment or other materials.

(h)
“Restricted Customer” means a customer of the Company to which Senior Officer, or one or more individuals or Company business units supervised, managed, or directed by Senior Officer, sold or provided products or services on behalf of or as part of Senior Officer’s employment with the Company during the twenty-four -month period immediately preceding the Termination Date.

(i)
“Restricted Territory” means states, provinces or territories within the United States or other countries in which Senior Officer, or one or more other Company employees or Company business units managed or directed by Senior Officer, or receiving executive support from Senior Officer:

(i) provided products or services on behalf of the Company;
(ii) sold or solicited the sale of products or services on behalf of the Company;
(iii) provided products or services designed, developed, tested or produced by Senior Officer (either individually or in collaboration with other Company employees) or by one or more other Company employees or business units managed or directed by Senior Officer;
during the twelve-month period immediately preceding the end of Senior Officer’s employment with the Company.
Notwithstanding the foregoing, the term “Restricted Territory” is limited to states, provinces or territories within the United States or other countries in which the Company sold or provided in excess of $750,000 worth of products or services in the twenty-four month period immediately preceding the Termination Date.

(j)
“Strategic Customer” means a customer of Company that purchased a product or service from the Company during the twelve-month period immediately preceding the last date of Senior Officer’s employment with the Company, but is limited to individuals and entities concerning which Senior Officer learned, created or reviewed Confidential Information or Trade Secrets on behalf of the Company during the twenty-four -month period immediately preceding the Termination Date.

(k)
“Supervised Employee” means any person who at the Termination Date is employed or engaged by Company, and with whom Senior Officer has had material business-related contact in the course of employment during the twelve months immediately preceding the Termination Date, and such person was directly managed by or reported to Senior Officer during the last 12 months prior to the Termination Date.

(l)
“Termination Date” means the date of the Senior Officer’s termination of employment with the Company, for any reason, without continuation of employment with any parent, subsidiary or related entity of the Company. Notwithstanding the foregoing, the Senior Officer’s termination of employment with the Company shall not be a “Termination Date” for purposes of this agreement, if the Company has assigned this Agreement and the Senior Officer is employed after such assignment by the successor to this Agreement.

(m)	“Third Party Confidential Information” means information received by the Company from others that Company has an obligation to treat as confidential.

(n)	“Trade Secret” means a Trade Secret as that term is defined under applicable state or federal law.

26.
Reasonableness of Restrictions. SENIOR OFFICER HAS READ THIS AGREEMENT AND AGREES THAT THE RESTRICTIONS ON SENIOR OFFICER’S ACTIVITIES OUTLINED IN THIS AGREEMENT ARE REASONABLE AND NECESSARY TO PROTECT COMPANY’S LEGITIMATE BUSINESS INTERESTS, THAT THE CONSIDERATION PROVIDED BY COMPANY IS FAIR AND REASONABLE, AND FURTHER AGREES THAT GIVEN THE IMPORTANCE TO COMPANY OF ITS CONFIDENTIAL INFORMATION, TRADE SECRETS AND CUSTOMER RELATIONSHIPS, THE POST-EMPLOYMENT RESTRICTIONS ON SENIOR OFFICER’S ACTIVITIES ARE LIKEWISE FAIR AND REASONABLE. SENIOR OFFICER AGREES THAT THE GEOGRAPHIC RESTRICTIONS ON SENIOR OFFICER’S POST-EMPLOYMENT ACTIVITY ARE REASONABLE. SENIOR OFFICER REPRESENTS AND WARRANTS THAT SENIOR OFFICER WILL BE ABLE TO SECURE EMPLOYMENT IN SENIOR OFFICER’S FIELD OF EXPERIENCE WITHOUT VIOLATING ANY PROVISION OF THIS AGREEMENT.

The Parties hereto have executed this Agreement as of the date set forth next to the Senior Officer’s name and signature below

FOR ACTUANT CORPORATION:
By: _________________________________	_______________________________
Date
Name: ______________________________

Title: _______________________________

BY SENIOR OFFICER:

________________________________________	_______________________________
Senior Officer Signature	Date

Name: ______________________________

Exhibit B

RELEASE AND WAIVER OF ALL CLAIMS
THIS RELEASE AND WAIVER OF ALL CLAIMS (this “Release”) is made by and between the below-signed Senior Officer and the Company (as that term is defined in Actuant Senior Officer Severance Plan).
WHEREAS, Senior Officer’s employment with the Company has terminated; and
WHEREAS, pursuant to the Actuant Corporation Senior Officer Severance Plan (the “Plan”), Company has agreed in Article II and III of the Plan to provide Senior Officer certain severance rights and benefits, subject to the execution of this Release as set forth in the Plan.
NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:
1.Consideration. Senior Officer acknowledges that: (i) the payments, rights and benefits set forth in Article III of the Plan constitute full settlement of all Senior Officer’s rights under the Plan and in connection with Senior Officer’s employment with the Company, and (ii) except as otherwise provided specifically in this Release, Company does not and will not have any other liability or obligation to Senior Officer under the Plan or pursuant to Senior Officer’s employment with the Company. Senior Officer acknowledges that Senior Officer is not entitled to any payments or benefits under any other severance, retention or change-in-control plan or agreement with the Company. Senior Officer further acknowledges that, in the absence of Senior Officer’s execution of this Release, the benefits and payments specified in Article III of the Plan would not otherwise be due to Senior Officer.\

2.Release and Covenant Not to Sue.

2.1     Senior Officer hereby fully and forever releases and discharges Company, and all of its respective predecessors and successors, assigns, stockholders, subsidiaries, parents, affiliates, officers, directors, trustees, employees, agents and attorneys, past and present and in their respective capacities as such (the Company and each such respective person or entity is each referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of Senior Officer’s employment by Company or the termination thereof, including, without limitation, any rights, payments or benefits under the Senior Officer’s Change in Control Agreement with the Company, or any other severance, retention or change-in-control plan or agreement with the Company (collectively the “Claims”). Without limiting the generality of the foregoing, this Release specifically applies to:

2.1.1. Any and all Claims for wrongful discharge, misrepresentation, defamation, fraudulent concealment, negligent supervision, negligent or intentional infliction of emotional distress, tortious interference with contractual relations, restitution, payment of monies such as wages, vacation pay, notice pay, and other paid time, payment of attorneys’ fees or costs, outrageous behavior, breach of express or implied contract, promissory estoppel, breach of fiduciary duty, violation of statute, breach of the implied duty of good faith, or under any other theory of recovery; and

2.1.2. Any and all Claims under or pursuant to the Americans with Disabilities Act, the Age Discrimination in Employment Act (which protects persons 40 and over against age discrimination), the Older Worker’s Benefits Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Genetic Information Nondiscrimination Act of 2008, the Family and Medical Leave Act, the Equal Pay Act, the Reconstruction Era Civil Rights Acts, United States Executive Orders 11246 and 11375, 42 U.S.C. § 1981, as amended, § 1985, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Uniform Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Pregnancy Discrimination Act, or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

2.2    Senior Officer expressly represents that Senior Officer has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and has not assigned any claim against a Released Person. Senior Officer further promises not to initiate a lawsuit or to bring any other claim against a Released Person arising out of or in any way related to Senior Officer’s employment by Company or the termination of that employment. This Release will not prevent Senior Officer from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Senior Officer for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred. This Release shall not affect Senior Officer’s rights under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act to have a judicial determination of the validity of this release and waiver.

2.3    The foregoing will not be deemed to release the Company from (a) claims solely to enforce this Release, or (b) claims for indemnification under the Company’s Certificate of Incorporation or By-Laws. The foregoing will not be deemed to release any person from claims arising after the date of this Release.

2.4    The Senior Officer agrees that Senior Officer’s Change in Control Agreement with the Company is hereby revoked and terminated in its entirety.

3.Cooperation. Senior Officer further agrees that, subject to reimbursement of Senior Officer’s reasonable expenses, Senior Officer will cooperate fully with Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which Senior Officer was in anyway involved during Senior Officer’s employment with Company. Senior Officer shall render such cooperation in a timely manner on reasonable notice from Company.

4.Rescission Right. Senior Officer expressly acknowledges and recites that (a) Senior Officer has read and understands the terms of this Release in its entirety, (b) Senior Officer has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) Senior Officer has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) Senior Officer was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; and (e) Senior Officer is provided seven (7) calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. Senior Officer may revoke this

Release during those seven (7) days by providing written notice of revocation to the Company, addressed to General Counsel, Actuant Corporation, N86 W12500 Westbrook Crossing, Menomonee Falls, WI 53051.

5.Miscellaneous.

5.1    No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by Company to Senior Officer. There have been no such violations, and Company specifically denies any such violations.

5.2    No Reinstatement. Senior Officer agrees that Senior Officer will not without the consent of the Company apply for reinstatement with Company or seek in any way to be reinstated, re-employed or hired by Company in the future.

5.3    Successors and Assigns. This Release shall inure to the benefit of and be binding upon Company and Senior Officer and their respective successors, permitted assigns, executors, administrators and heirs. Senior Officer shall not may make any assignment of this Release or any interest herein, by operation of law or otherwise. Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

5.4    Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

5.5    Entire Agreement: Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. Notwithstanding the foregoing, this Agreement shall not extinguish any post-employment obligations/restrictions on non-competition, non-solicitation or confidentiality entered into between Company and Senior Officer in connection with the Plan, Senior Officer’s employment with the Company, Senior Officer’s Restricted Stock Units and/or other equity or equity-based arrangements with the Company containing post-employment restrictions. This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

5.6    Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the State of Wisconsin, without regard to the application of the principles of conflicts of laws.

5.7    Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, Company has caused this Agreement to be executed by its duly authorized officer, and Senior Officer has executed this Agreement.

FOR ACTUANT CORPORATION:
By: _________________________________	______________________________
Date
Name: ______________________________

Title: _______________________________

BY SENIOR OFFICER:

________________________________________	______________________________
Senior Officer Signature	Date

Name: ______________________________